EXHIBIT 10.4

PREPAYMENT AND SETTLEMENT ALLOCATION AGREEMENT

     This PREPAYMENT AND SETTLEMENT ALLOCATION AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2004, by and among WellCare Health Plans, Inc., a Delaware corporation and successor-in-interest to WellCare Holdings, LLC, a Delaware limited liability company (“Parent”); WCG Health Management, Inc., a Delaware corporation f/k/a WellCare Health Plans, Inc. and WellCare Acquisition Company (“WellCare”); and Kiran C. Patel (the “Stockholder Representative”), acting on behalf of Pallavi Patel, Pradip C. Patel, Swati Patel, Rupesh Shah and Nita Shah as well as himself (collectively, the “Stockholders”). Parent, WellCare and the Stockholder Representative are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties,” and Parent, WellCare and its Subsidiaries are sometimes referred to in this Agreement collectively as the “WellCare Companies”.

RECITALS

     A. Parent, WellCare and the Stockholders are parties to that certain Purchase Agreement, dated as of May 17, 2002 (as subsequently amended, the “Purchase Agreement”), pursuant to which WellCare acquired all of the outstanding equity securities of Well Care HMO, Inc., a Florida corporation, HealthEase of Florida, Inc., a Florida corporation, Comprehensive Health Management, Inc., a Florida corporation, and Comprehensive Health Management of Florida, L.C., a Florida limited liability company.

     B. On February 12, 2004, Parent, WellCare and the Stockholders entered into that certain Amendment and Settlement Agreement (the “Settlement Agreement”), pursuant to which the parties thereto settled certain disputes among them and amended the Purchase Agreement and certain other documents related thereto.

     C. A portion of the purchase price under the Purchase Agreement was paid by issuance of that certain Senior Subordinated Non-Negotiable Promissory Note dated July 31, 2002, in the original principal amount of $53,000,000, issued by WellCare to the Stockholder Representative on behalf of the Stockholders, as subsequently amended and restated in its entirety by that certain Amended and Restated Senior Subordinated Non-Negotiable Promissory Note dated February 12, 2004, in the original principal amount of $116,240,692, issued by WellCare to the Stockholder Representative on behalf of the Stockholders (the “Restated Note”).

     D. On May 11, 2004, Parent, WellCare and the Stockholders entered into that certain Prepayment and Amendment Agreement (the “First Prepayment Agreement”), pursuant to which, among other things, WellCare prepaid a portion of the outstanding principal amount of the Restated Note and the parties thereto amended the Restated Note.

     E. Also on May 11, 2004, pursuant to the First Prepayment Agreement, WellCare, the Stockholder Representative (acting on behalf of all of the Stockholders) and Wachovia Bank, National Association (the “Escrow Agent”), entered into that certain Escrow Agreement (the “Escrow Agreement”), pursuant to which a portion of the amount prepaid pursuant to the First Prepayment Agreement was deposited into escrow to secure a portion of the Stockholders’

indemnification obligations under the Purchase Agreement with respect to the E.S. Thomas Claim and any E.S. Thomas Losses (as such terms are defined in the Settlement Agreement).

     F. The Parties now desire to provide for the settlement of the E.S. Thomas Claim, the allocation of their respective obligations with respect to all E.S. Thomas Losses and the prepayment of a portion of the remaining principal amount of the Restated Note, and to provide for certain other matters, all as set forth herein.

     NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), intending to be legally bound, the Parties agree as follows:

     1. Definitions. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

     2. Prepayment. Upon the execution of this Agreement by each of the Parties, WellCare shall pay to the Stockholder Representative, on behalf of the Stockholders, the sum of $3,240,692 (the “Prepayment”), as a prepayment of principal under the Restated Note. Notwithstanding anything to the contrary in the Restated Note, the full amount of the Prepayment shall be deemed to be a prepayment of principal under the Restated Note. As a result of the Prepayment, the remaining outstanding principal amount under the Restated Note shall be $25,000,000. All payments to the Stockholder Representative under this Agreement shall be made by wire transfer of immediately available funds to an account designated by the recipient.

     3. E.S. Thomas Settlement.

          (a) Each of the Parties (i) acknowledges receipt of the proposed Settlement Agreement, to be entered into on or about the date hereof, between one or more of the WellCare Companies and E.S. Thomas & Associates, Inc. (the “E.S. Thomas Settlement Agreement”), pursuant to which the E.S. Thomas Claim will be settled in full in consideration for the payment described therein (the “E.S. Thomas Settlement Payment”), and (ii) acknowledges, agrees and consents, pursuant to Section 9.2(e) of the Purchase Agreement, to the settlement of the E.S. Thomas Claim pursuant to the terms set forth in the E.S. Thomas Settlement Agreement.

          (b) The Stockholder Representative acknowledges that the WellCare Companies have incurred attorneys’ fees and expenses in connection with the E.S. Thomas Claim in the amount of $2,452,198 (the “E.S. Thomas Legal Fees”), and that $2,000,000 of such amount, together with the E.S. Thomas Settlement Payment, constitutes Indemnifiable Losses pursuant to the Purchase Agreement.

          (c) The Parties stipulate and agree that (i) $2,000,000 of the E.S. Thomas Legal Fees shall be applied against, and shall satisfy in full, the Buyer Indemnification Threshold, (ii) notwithstanding anything to the contrary contained in the Purchase Agreement or the Settlement Agreement, the WellCare Companies shall be responsible for the amount of the E.S. Thomas Legal Fees in excess of $2,000,000, subject to the provisions of Section 3(e) below, and (iii) Exhibit A attached hereto and incorporated herein sets forth the final amount of the Stockholder Indemnification Cap and shall constitute the “Cap Determination Notice” for all purposes under the Settlement Agreement, and shall be final and binding upon the Parties (and the Stockholder Representative hereby waives any right to object to the Cap Determination Notice, notwithstanding any provision in the Settlement Agreement to the contrary).

          (d) WellCare shall be entitled to be reimbursed, from the Escrow Account established pursuant to the Escrow Agreement, for the full amount of the E.S. Thomas Settlement Payment, and the remainder of the Escrow Account shall be payable to the Stockholder Representative on behalf of the Stockholders. Upon the execution and delivery of this Agreement, WellCare and the Stockholder Representative shall execute and deliver to the Escrow Agent a Certificate of Instruction in the form of Exhibit B attached hereto, instructing the Escrow Agent to disburse the proceeds of the Escrow Account in accordance with this Section 3(d).

          (e) Notwithstanding anything to the contrary in the Purchase Agreement, in the event that the WellCare Companies collect any insurance proceeds with respect to the E.S. Thomas Claim or any E.S. Thomas Losses, such proceeds shall be allocated as follows: (i) first, to the WellCare Companies in reimbursement of any costs or expenses paid or incurred to collect such insurance proceeds, including, without limitation, attorneys’ fees and costs, (ii) second, to the WellCare Companies to the extent of the amount of the E.S. Thomas Legal Fees in excess of $2,000,000, and (iii) third, the balance, if any, shall be split equally between the WellCare Companies, on the one hand, and the Stockholder Representative, on behalf of the Stockholders, on the other hand.

     4. Representations and Warranties.

          (a) The Stockholder Representative hereby represents and warrants to Parent and WellCare that (i) he is under no obligation or restriction that would in any way interfere or conflict with his or her performance hereunder, and (ii) the execution and delivery of this Agreement by him will not result in a violation or breach of, or constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, any Credit Agreement, note or any other contract or agreement between any lender or any other Person, including Bank of America, N.A., and any Stockholder.

          (b) Each of Parent and WellCare hereby represents and warrants to the Stockholder Representative that (i) such Party is under no obligation or restriction that would in any way interfere or conflict with its performance hereunder, and (ii) the execution and delivery of this Agreement and/or the Escrow Agreement by such Party will not result in a violation or breach of, or constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, any Credit Agreement, note or any other contract or agreement between any lender or any other Person.

     5. Confidentiality. Each of the Parties hereby agrees to keep the terms of this Agreement confidential; provided, however, that the foregoing shall not prevent or restrict any disclosure (a) to such Party’s professional advisors, financing sources or prospective financing sources, (b) which is required by order of court or Governmental or Regulatory Authority with subpoena powers (provided that the Party subject thereto shall have provided the other Parties with prior notice of such order and an opportunity to object or seek a protective order and take any other available action), (c) in the course of any Action or Proceeding between any of the Parties hereto or (d) by WellCare or any of its affiliates to the extent required or desirable under applicable Law or the rules of any stock exchange.

     6. Entire Agreement; Modification. This Agreement and the Exhibits hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be amended or modified only by an instrument in writing duly executed by the Parties.

     7. Purchase Agreement, Restated Note, Settlement Agreement and First Prepayment Agreement Effective. Except as otherwise specifically set forth in this Agreement, all provisions of the Purchase Agreement, the Restated Note (including the calculation of interest as provided therein), the Settlement Agreement and the First Prepayment Agreement which are not in conflict with the terms of this Agreement shall remain in full force and effect.

     8. Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     9. Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

     10. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     11. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     12. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     13. Jurisdiction; Venue. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Florida state or federal court sitting in the City of Tampa, Florida, and each Party hereby irrevocably accepts and consents to the exclusive personal jurisdiction of those courts for such purpose. In addition, each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in any state or federal court sitting in the city of Tampa, Florida and further irrevocably waives any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

     14. Waiver of Jury Trial. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WELLCARE HEALTH PLANS, INC.
By /s/ Paul L. Behrens
Name:	Paul L. Behrens
Title:	Senior Vice President and Chief Financial Officer

WCG HEALTH MANAGEMENT, INC.
By /s/ Paul L. Behrens
Name:	Paul L. Behrens
Title:	Senior Vice President and Chief Financial Officer

/s/ Kiran C. Patel
Kiran C. Patel, as Stockholder
Representative